EXHIBIT 23.1

February 13, 2015

To the Board of Directors and Stockholders of
 Digi Outdoor Media, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 (No. XXX-XXXXXX) of our report dated September 24, 2014, relating to the financial statements of Digi Outdoor Media, Inc., (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for each of the two years in the two-year period ended December 31, 2013, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Form S-1 (No. XXX-XXXXXX).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hartley Moore Accountance Corporation

HARTLEY MOORE ACCOUNTANCY CORPORATION
February 13, 2015
Irvine, CA